22. Registrant's portfolio transactions with entities acting as principals:

List the 10 entities acting as principals with whom Registrant did the largest amount of portfolio transactions (include all short-term obligations, and U.S. Gov't. & tax-free securities) in both the secondary market & in underwritten offerings set forth in order of size based upon total value of principal transactions during the current reporting period: (FOR SERIES COMPANIES, ITEMS 22 AND 23 MUST BE ANSWERED IN TOTAL FOR ALL SERIES)

							Registrant  Sales by
              Name of Entity                IRS Number  Purchases  Registrant
                                                           (000's omitted)
LEHMAN BROTHERS INC.                        13-2518466 1651800801   72709709
UBS SECURITIES LLC                          13-2932996 1215017401  120531914
CREDIT SUISSE FIRST BOSTON CORPORATION      13-5659485  489499749   84669173
STATE STREET BANK AND TRUST CO.             04-1867445  236100400   19590045
GOLDMAN SACHS & CO.                         13-3299429  142780807   99550744
MERRILL LYNCH                               13-5674085  142473854   89885937
MORGAN STANLEY CO.                          94-1671384  179265155   32766804
BANC OF AMERICA SECURITIES LLC              95-4035346  129605841   49930655
CHASE SECURITIES, INC.                      13-2633612  153925229   13778376
CITIGROUP GLOBAL MARKETS, INC.              11-2418191   98425870   38799917

23. Aggregate principal purchase/sale transactions of Registrant during current reporting period.

C. Total Purchases: 4659558759  D. Total Sales: 1563381115  (000's omitted)

                              SCREEN NUMBER: 12